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                                                                    Exhibit 99.1

PRESS RELEASE                                          Source: Vital Living Inc.


VITAL LIVING COMPLETES ACQUISITION OF CHRISTOPHER'S HERB FORMULAS & PRODUCT LINE Tuesday July 8, 3:36 pm ET

ACQUISITION ANTICIPATED TO RESULT IN SIGNIFICANT REVENUES, EARNINGS AND COST SAVINGS

PHOENIX--(BUSINESS WIRE)--July 8, 2003--Vital Living Inc. (OTCBB:VTLV - News), the Physician Nutraceutical Company(sm), today announced that it has closed on its acquisition of Christopher's Herbs Line ("Christopher's"), based in Springville, Utah.

Christopher's markets its products directly to the consumer and to traditional distributors who in turn sell to the retail health food stores, health care practitioners and consumers. The closing of the acquisition occurred on July 3, 2003. Revenues will be accretive to Vital Living on a consolidated basis from that date forward. The terms of the acquisition have been previously announced. Vital Living has structured the acquisition as an asset purchase. The acquisition will consolidate the customer service and sales department in Utah and result in significant cost savings. Additionally, the company anticipates immediate increases in revenue and earnings.

Brad Edson, CEO of Vital Living, stated, "We welcome Christopher's into our operations and look to immediately benefit from the introduction of our existing product lines into their sales channels."

About Vital Living

Vital Living develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The Company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence.

Vital Living's nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. The Company's initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers. Essentum(TM) is currently being endorsed and prescribed at the Arizona Heart Institute as part of a comprehensive cardiovascular health program as well as other practitioner offices throughout the United States. Vital Living also owns and operates MAF Bionutritionals, which markets and sells a variety of impact nutritional products, including Boulder Bar, Phils Bars, Alma Bars, and Nature's Dose.

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the company's product development partners, the ability of the company to meet its financial projections, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no
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obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.







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